Exhibit 99.1
BUFFETS HOLDINGS, INC. FILES FOR CHAPTER 11 REORGANIZATION
TO RESTRUCTURE BALANCE SHEET AND IMPROVE PERFORMANCE
All 626 Restaurants Open For Business
Company Obtains $385 Million DIP Financing Commitment
EAGAN, MN, JANUARY 22, 2008 – Buffets Holdings, Inc., (“the Company” or “Buffets Holdings”) announced today that, in order to restructure its balance sheet and strengthen its financial performance, the Company and all of its subsidiaries, including Buffets, Inc., have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings were made in the U.S. Bankruptcy Court for the District of Delaware, in Wilmington, Delaware.
All 626 restaurants in 39 states are open for business as usual, and it is anticipated that management and staff will be paid as usual and will continue to deliver the highest quality food, service and value to the Company’s guests. All group reservations are being honored as usual and it is anticipated that all other customer programs and policies, including those pertaining to direct mail coupons and email coupons, Senior Cards, Gift Cards and special promotions, will remain in effect.
The Company intends to use the reorganization process to take additional action to improve its customers’ dining experience and help drive revenue growth and enhanced profitability across its restaurant brands.
Mike Andrews, Chief Executive Officer of Buffets Holdings, said: “Our dedication to providing our guests with the highest quality food and service remains as strong as ever. We do not anticipate any significant disruptions to our business during the restructuring process. We intend to pay our vendors promptly for all goods and services provided after the Chapter 11 filing. We expect that our 37,000 team members will continue to receive their pay and benefits as usual and I know they will continue to provide outstanding meals and service to our guests.”
He continued, “We intend to use this reorganization process to make the Company stronger and more financially secure as we continue to contend with the current challenging operating environment. This restructuring is driven primarily by the need to reduce the amount of debt on our balance sheet. We also intend to take action to further enhance efficiency and profitability across the organization. This will include performing a thorough review of all underperforming locations over the next several months to determine if they can meet our long-term objectives.”
The Company believes that a variety of external economic factors led to a decline in recent operating performance. The leading factor has been a significant decline in discretionary spending among its core customers. Higher gasoline and energy costs, increased debt service loads due to rate increases on adjustable rate mortgages, lower consumer confidence and the general economic downturn have been the greatest consumer strains. The disappearance of readily available credit has compounded their burden, caused by the collapse of the sub-prime mortgage market, stagnant home valuations, and lower available home equity due to previous consumer refinancing efforts. Additionally, the increases in labor costs due to increases in minimum wage rates, food costs and energy expenses have materially increased the Company’s costs.
To fund its continuing operations during the restructuring, Buffets Holdings has secured a $385 million debtor-in-possession (DIP) financing facility from several financial institutions in its current bank group. Subject to court approval, the DIP credit facility, which includes $85 million of new funding to supplement $300 million carried over from the Company’s pre-petition credit facility, will be used to enhance the Company’s liquidity during the reorganization process. The DIP facility will bear interest at the same rate as the pre-petition credit facility did under the forbearance agreement reached with the bank lenders several weeks ago. The remaining balance of the Company’s $640 million pre-petition credit facility and the $300 million 12.5% senior notes due November 1, 2014 remain as outstanding obligations.
Buffets Holdings has filed several “First Day Motions” in the Bankruptcy Court to support its employees, vendors, customers and other stakeholders and to ensure that the Company will continue to provide a full range of food offerings in all of its restaurants, meet its post-filing obligations to local and national vendors, and honor its coupons, Senior Cards, Gift Cards and other customer promotions.
Buffets Holdings’ legal advisor is Young Conaway Stargatt & Taylor, LLP. The Company’s financial advisors are Houlihan Lokey Howard & Zukin Capital, Inc. and Kroll Zolfo Cooper LLC.
More information about Buffets Holdings’ reorganization is available in the Company Information section of the Company’s Web site at http://www.Buffet.com or by calling 1-877-649-4745. Claims information and court filings are available at http://chapter11.epiqsystems.com/buf.
About Buffets Holdings
Buffets Holdings is the parent company of Buffets, Inc., the nation’s largest steak-buffet restaurant company, currently operates 626 restaurants in 39 states, comprised of 615 steak-buffet restaurants and eleven Tahoe Joe’s Famous Steakhouse® restaurants, and franchises sixteen steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets, Inc. employs approximately 37,000 team members and serves approximately 200 million customers annually. For more information about the Company, please visit www.Buffet.com and www.Ryansrg.com.
Safe Harbor Statement
The statements contained in this press release that are not historical facts are forward-looking statements, including references to the Company’s plans in the context of a bankruptcy reorganization. These and other forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. Factors that may cause actual results to differ from the forward-looking statements in general are described in the “Risk Factors / Forward-Looking Statements” section in Buffets Holdings’ Form 10-K filed with the Securities and Exchange Commission on September 25, 2007 and in Buffets Holdings’ Quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2007. The statements in this release reflect Buffets Holdings’ current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.
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CONTACTS:
Media Only:
Kekst and Company
Michael Freitag
Diana Postemsky
Victoria Weld
(212) 521-4800